INVESTMENT ADVISORY AGREEMENT  between BERTOLET CAPITAL TRUST and BERTOLET CAPITAL LLC

Agreement made March 22, 2003 and amended Oct 30, 2007 between Bertolet Capital Trust (Trust), a Delaware Business Trust and Bertolet Capital LLC, a New York LLC (Adviser).

WITNESSETH:

WHEREAS, Trust is registered as an open end investment management company under the Investment Company Act of 1940, as amended (1940 Act);

WHEREAS, Trust has established a series of shares and may establish additional series of shares, hereafter known as the Fund ;

WHEREAS, Adviser is registered as adviser under the Investment Advisers Act of 1940;

WHEREAS, Trust desires to retain the Adviser to render investment advice and furnish portfolio management services to the Fund;

WHEREAS, Adviser is willing to render such advice and furnish such services pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties mutually agree as follows:

1. Employment, Duties of  Adviser. Trust hereby employs Adviser to act as investment adviser to the  Fund and any other Funds the Trust may create for the period and on the terms set forth herein. Adviser accepts such employment and agrees to provide the services set forth herein in return for compensation under Paragraph 4.

Subject to the supervision and direction of the Board of Trustees of the Trust (Trustees), Adviser shall  provide the Fund with continuing investment advice consistent with the Fund’s investment objectives, policies and limitations. Adviser shall  furnish investment advice on the investment of Fund assets  and  determine what securities shall be purchased, held, sold or lent by the Fund and shall implement those decisions, all subject to the Trust’s Declaration of Trust and Bylaws, the 1940 Act,  applicable rules and regulations of the Securities and Exchange Commission, other applicable Federal and state law, and Fund investment objectives, policies and limitations.

Adviser may place brokerage orders directly with any broker- dealer. In placing orders with broker-dealers, Adviser will attempt to obtain the best net results on price and execution. Adviser may place brokerage orders with broker-dealers that provide research services and may pay higher commissions than would be charged for execution only if Adviser determines in good faith that such commissions are reasonable in relation to the value of research services provided. This determination may be viewed in terms of either a specific transaction or of the responsibility of Adviser to the Fund and its other clients.

Adviser shall render administrative services (not otherwise provided by third parties) necessary for the Fund’s operations including but not limited to: preparing reports and notices to the Board of Trustees and shareholders; negotiating contractual arrangements with and monitoring various third party service providers (i.e. transfer agent, custodian,  accountants and others); preparing and making filings with the  SEC and other regulatory agencies; assisting in the preparation and filing of the Fund’s federal, state and local tax returns; preparing and filing the Fund’s federal excise tax returns, assisting with investor and public relations matters; monitoring the  valuation of securities and NAV calculation; monitoring registration of Fund shares under applicable federal and state securities laws; maintaining the Fund’s books and records to extent not maintained by third parties; assisting in resolution of accounting and legal issues; establishing and monitoring the Fund’s operating budget; processing and paying Fund bills; assisting with payment of distributions; assisting the Fund with general conduct of its business.

Adviser shall furnish, at no cost to Fund, office space, facilities, equipment and people for managing Fund assets to the extent not provided by third parties under a separate agreement with the Trust. Fund shall bear all costs relating to accounting, administration, marketing, transfer agency, custodianship, legal, brokerage, interest, taxes and extra ordinary expenses (including without limitation, litigation and indemnification costs).

2. Independent Contractor Status; Services not Exclusive. Adviser shall be deemed an independent contractor. Services rendered by Adviser pursuant to this Agreement are not to be deemed exclusive and Adviser is free to render similar or different services to others provided that its ability to render the services described herein is not impaired.

3. Fund Records. Pursuant to the requirements of Rule 31a-3 under the 1940 Act, Adviser agrees that all records maintained for the Trust shall be the property of the Trust and shall be surrendered promptly to the Trust upon request. Adviser agrees to keep all records confidential and to make such records available to the auditors within five business days of request during regular business hours at Adviser’s office.

4. Investment Advisory  Fee. Adviser shall  receive, as compensation for services, a fee, accrued daily at an annual rate of 1.25% of Fund’s average net assets up to $300 million and 1.00% of average net assets thereafter. Fee is to be paid at a frequency determined by Adviser although no more frequently than monthly and at least yearly. If Agreement begins or ends before the end of any month, that month’s fee shall be calculated on the basis of the number of business days Agreement was in effect. Adviser may agree to waive its fees or reimburse Fund expenses.

5. Additional Funds. If Trust establishes additional series of shares and desires to have  Adviser render services under this Agreement, it shall notify Adviser in writing. If Adviser agrees in writing to provide such services, such series of shares shall become a Fund hereunder upon the execution of a new fee schedule and approval of the Trustees.

6. Compliance with Applicable Law. Nothing contained herein shall be deemed to require  Fund to take any action contrary to Agreement and Declaration of Trust, Trust By-laws or any applicable statute or regulation.  Nothing contained herein shall be deemed to relieve Trustees of their responsibility for the conduct of the affairs of the Trust or Fund.

7. Liability. Adviser shall not be liable for any errors of judgment or for any loss suffered by  Fund in connection with matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard for  duties herein on the part of Adviser in performing its obligations under this Agreement.

No provision of this Agreement shall protect any Trustee or Trust or Adviser officer, from liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard for the duties herein.

Notice is hereby given that this Agreement is executed on behalf of the Trustees as trustees and not individually. Adviser acknowledges and agrees that Fund obligations hereunder are not personally binding upon any Trustee or shareholders but are binding only upon Fund property.

1.

Term of Agreement. Agreement shall become effective on the date above and shall continue for one year unless earlier terminated. The same shall apply to each new series added to the Trust. Thereafter, this Agreement shall continue in effect for each Fund from year to year so long as such continuation is approved at least annually:

(a) by majority vote of the Fund’s Trustees who are not “interested persons” of the Fund or Adviser cast in person at a meeting called to vote on such an approval, and

(b) by the board of trustees as a whole or by the majority vote (as defined in the 1940 Act) of the outstanding Fund shares.

9. Termination. Agreement may be terminated with respect to any Fund at any time without penalty, on sixty (60) days’ written notice by Fund’s Board of Trustees; by majority vote of  outstanding Fund shares or by Adviser. Termination with respect to one Fund shall not affect the continued effectiveness of this Agreement with respect to any other Fund. Agreement will terminate automatically in the event of its assignment.

10. Amendment of Agreement. Agreement may be amended only by mutual written agreement. No material amendment of Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s shareholders as defined by the 1940 Act.

11. Use of Name. Fund may use the name Pinnacle only so long as this  Agreement or any  renewal or amendment thereof remains in effect and with the permission of Adviser.

12.  Applicable Law. This Agreement shall be governed by the laws of the State of Delaware, except insofar as the 1940 Act may be controlling. Provisions of this Agreement shall be considered severable and if any provision is deemed to be invalid or contrary to any existing law, such invalidity shall not impair the operation of any other Agreement provision which is valid.

By:  /s/  John E. Deysher                  President, Bertolet Capital LLC

                                                                             Jan. 1, 2008

Pinnacle Value Fund

1414 Sixth Ave.- 900

New York, NY  10019

Re: Fee waiver & expense reimbursement

Gentlemen;

Reference is made to Investment Advisory Agreement made March 22, 2003 and amended Oct. 30, 2007 (Agreement) between Bertolet Capital Trust on behalf of the Pinnacle Value Fund (Fund) and Bertolet Capital LLC (Adviser).

Not withstanding the provisions of Section 4 (Investment Advisory Fee) of Agreement, Adviser agrees to waive fees and reimburse Fund expenses in an amount necessary so Fund’s Annual Operating Expenses do not exceed 1.49% of Fund average net assets for any calendar year.

Adviser will be entitled to fees waived or expenses reimbursed by Adviser to Fund. Fees waived and expenses reimbursed during a given year may be paid to Adviser during the following 3 year period to the extent payment of such expenses does not cause Fund to exceed the preceding expense limitation.

Adviser’s obligation to waive fees or reimburse expenses shall not apply to any period when Adviser is not rendering services to Fund.

For purposes of this Agreement, the term Annual Operating Expenses shall include all normal expenses necessary and appropriate for Fund operation including Adviser’s investment advisory fee under Section 4 of  Agreement but does not include any 12b-1 distribution fees or extraordinary expenses (including indemnification and legal costs).

Accepted:                                                                         Very truly yours:

BERTOLET CAPITAL TRUST                                     BERTOLET CAPITAL LLC

By:/s/ John E. Deysher,  President                                  By:/s/ John E. Deysher,  President